Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-02563, 333-25563, 333-60776, 333-72542, and 333-115954), and on Form S-3 (Nos.333-43512, 333-83958, 333-102018 and 333-110273) of TECO Energy, Inc. of our report dated February 22, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Tampa, Florida

March 2, 2006